Exhibit 99.1
For Immediate Release: July 17, 2008

Bridge Capital Holdings Reports Financial Results
For the Second Quarter Ended June 30, 2008

Management to Host Conference Call and Webcast on July 18 at 9:00 a.m. Eastern Time

San Jose, CA – July 17, 2008 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the second quarter ended June 30, 2008.

The Company reported net income of $1.6 million, or $0.23 per diluted share, for the three months ended June 30, 2008. This represented a decrease of $1.4 million, or 46%, compared to net income of $3.0 million, or $0.43 per diluted share, in the same period one year ago. Net income for the six months ended June 30, 2008 was $3.1 million, or $0.45 per diluted share, a decrease of $2.3 million, or 42%, compared to $5.4 million, or $0.78 per diluted share, for the first six months of 2007.

Second Quarter Highlights

•
Net income of $1.6 million for the second quarter of 2008 represented a decrease of $1.4 million, or 46%, compared to $3.0 million for the second quarter of 2007 and compared to $1.5 million in the first quarter of 2008.

•
Total assets as of June 30, 2008 exceeded $800.0 million for the first time, and were funded by core deposit growth. At June 30, 2008, demand deposits and core deposits continued to represent 32% and 87% of total deposits, respectively.

•
Provision for credit losses of $1.2 million for the second quarter of 2008 represented a decrease of $1.2 million compared to $2.4 million for the first quarter of 2008 and an increase of $200,000 compared to $1.0 million for the second quarter of 2007.

•	Net interest margin for the second quarter of 2008 remained strong at 6.18% and compared with 6.59% for the first quarter of 2008 and 6.75% for the second quarter of 2007.

•
Non-interest income of $1.7 million for the second quarter of 2008 remained consistent with non-interest income of $1.7 million for the first quarter of 2008 and decreased from $2.6 million for the second quarter of 2007.

•	Return on average assets and return on average equity were 0.80% and 9.30%, respectively, for the second quarter of 2008.

•	As of June 30, 2008, the Company continued to remain “well-capitalized” with a total risk-based capital ratio of 11.72% which represented an increase from 11.56% for the same period one year ago.

”Our second quarter results were solid in light of the challenges facing our industry and reflect prudent and proactive recognition of specific exposures in our real estate portfolio,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. “While we are not immune to current economic challenges, we are well positioned to weather this difficult period due to the strong relative economic health of our primary market in Silicon Valley, our core business banking franchise that is built upon a foundation of diversified lending, our stable core deposits and our strong capital position.”

Net Interest Income and Margin

Net interest income of $11.7 million for the quarter ended June 30, 2008 represented a decrease of approximately $200,000, or 2%, from $11.9 million reported for the same quarter one year earlier. Average earning assets of $762.6 million increased $53.6 million, or 8%, compared to $708.9 million for the same quarter in 2007. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 97.54% during the quarter ended June 30, 2008, which represented an increase compared to an average of 87.28% for the same quarter of 2007. The increase was a result of faster loan growth relative to deposit funding.

For the six months ended June 30, 2008, net interest income of $23.8 million represented growth of $878,000, or 4%, over $22.9 million for the first six months of 2007. Average earning assets of $748.4 million increased $74.7 million, or 11%, compared to $673.7 million for the same period in 2007. The Company’s loan-to-deposit ratio for the six months ended June 30, 2008 was 97.59%, which represented an increase compared to an average of 88.20% for the six months ended June 30, 2007 reflecting faster loan growth relative to deposit funding.

Changes in short-term interest rates also impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates. As such, the nature of the Company’s balance sheet is that, over time as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities. The Company’s prime rate averaged 5.08% and 5.65% in the quarter and six months ended June 30, 2008, respectively, compared to 8.25% and 8.25% in the same periods, respectively, one year earlier.

The Company’s net interest margin for the quarter ended June 30, 2008 was 6.18% compared to 6.75% for the same period in 2007. The decline was primarily the result of lower short term interest rates, lower loan fee contribution and an increase in nonaccrual loans offset, in part, by income from interest rate swaps. During the quarter ended June 30, 2008, the net settlement from interest rate swaps contributed $602,000 to support net interest income compared to a loss of $106,000 for the quarter ended June 30, 2007.

The Company’s net interest margin for the six months ended June 30, 2008 was 6.38% compared to 6.81% for the same period one year earlier primarily as a result of the decrease in short term interest rates offset, in part, by an increase in loan related fees and income from interest rate swaps. During the six months ended June 30, 2008, the Company recognized $400,000 as a success fee resulting from the completion of a capital raising event of a loan client. In addition, the net settlement from interest rate swaps contributed $941,000 to support net interest income in the six months ended June 30, 2008 compared to a loss of $204,000 for the same period in 2007.

Non-Interest Income

The Company’s non-interest income for the quarter and six months ended June 30, 2008 was $1.7 million and $3.4 million, respectively, compared to $2.6 million and $3.9 million, respectively for the same periods one year ago. For the quarter and six months ended June 30, 2008 international fee income was $290,000 and $534,000, respectively, compared to $195,000 and $272,000, respectively, for the same periods in 2007. Additionally, included in non-interest income for the quarter and six months ended June 30, 2008 was a hedge accounting adjustment of $172,000 and $451,000, respectively, pertaining to the Company’s interest rate swap, and the recognition of a gain on the sale of securities of $298,000.

During the quarter and six months ended June 30, 2008, the Company sold SBA loans totaling $8.0 million and $16.6 million, respectively, compared to $31.2 million and $54.7 million, respectively, for the same periods in 2007. The loans sold during the second quarter of 2007 included $11.3 million of un-guaranteed loans which resulted in an additional $1.2 million of non-interest income from the gain on sale for that period.

Net interest income and non-interest income comprised total revenue of $13.4 million for the three months ended June 30, 2008 compared to $14.5 million for the same period one year earlier, representing a decrease of $1.1 million, or 8%.

Non-Interest Expense

Non-interest expense was $9.5 million and $18.2 million for the quarter and six months ended June 30, 2008, respectively, compared to $8.4 million and $16.3 million, respectively for the same periods in 2007. The increase in non-interest expense was primarily due to an increase in salary and benefits expense associated with the Company’s expansion. Salary and benefits expense for the quarter ended June 30, 2008 was $5.9 million, an increase of $647,000 over $5.3 million in the same period of 2007. Salary and benefits expense for the six months ended June 30, 2008 was $11.6 million, an increase of $1.3 million over $10.3 million in the same period of 2007. As of June 30, 2008 the Company employed 178 full-time equivalents (FTE) compared to 161 FTE on the same date one year earlier.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 70.77% and 67.23% for the quarter and six months ended June 30, 2008, respectively, compared to 57.93% and 60.77%, respectively for the same periods one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at June 30, 2008 of $810.4 million, compared to $763.8 million at June 30, 2007, representing growth of $46.6 million, or 6%.

The Company reported total gross loans outstanding at June 30, 2008 of $708.8 million, which represented an increase of $102.7 million, or 17%, over $606.1 million as of June 30, 2007. The growth in the loan portfolio was primarily centered in commercial and industrial loans and commercial real estate loans. In addition, as of June 30, 2008, 59% of the loan portfolio consisted of non-real estate loans.

The Company’s total deposits were $716.8 million as of June 30, 2008, compared to total deposits of $681.1 million as of June 30, 2007. The increase in deposits represented growth of $35.7 million, or 5%, compared to June 30, 2007. As of June 30, 2008, demand deposits and core deposits continued to represent 32% and 87% of total deposits, respectively.

For the quarter and six months ended June 30, 2008, the Company’s return on average assets were 0.80% and 0.79%, respectively, and compared to 1.57% and 1.51%, respectively, for the same periods on year earlier. For the quarter and six months ended June 30, 2008, the Company’s return on average equity was 9.30% and 9.19%, respectively, and compared to 22.09% and 20.85%, respectively for the same periods in 2007. Return on average equity for the second quarter and six months ended June 30, 2008 was reduced, in part, by the impact of appreciation in the value of interest rate swaps of approximately $4.1 million which increased average other comprehensive income by approximately $2.9 million and $2.8 million, respectively.

Credit Quality

The allowance for loan losses was $11.3 million, or 1.59% of total loans, at June 30, 2008, compared to $8.6 million, or 1.32% of total loans, at December 31, 2007. The provision for credit losses for the three and six months ended June 30, 2008 was $1.2 million and $3.6 million, respectively, compared to $1.0 million and $1.2 million, respectively, for the same periods in 2007.

At June 30, 2008 nonperforming assets totaled $23.3 million, or 2.87% of total assets, compared to $15.9 million, or 2.03% of total assets, on March 31, 2008, and $5.3 million, or 0.69% of total assets, on December 31, 2007. The nonperforming assets at June 30, 2008 consisted of eight lending relationships totaling $22.3 million that were on non-accrual status and determined to be impaired based upon the criteria set forth in SFAS No. 114, undeveloped land valued at $658,000 categorized as “other real estate owned”, and one commercial property valued at $325,000 categorized as “other real estate owned”.

Included in the non-performing loans were three lending relationships, two of which were also included in nonperforming assets at March 31, 2008, totaling $19.6 million at June 30, 2008 that were collateralized by undeveloped land. The largest of the relationships, representing $10.0 million, is secured by farmland in the Coachella Valley area of Southern California. Based upon a recent appraisal, this loan is adequately collateralized and did not require an impairment reserve. The second relationship, representing $7.6 million, represents two loans secured by lots for luxury single family construction in Monterey County. These loans and the related estimated loss exposure were included in nonperforming loans and the allowance for loan losses at March 31, 2008. There were no changes to the status of these loans as of June 30, 2008. The third relationship is a land development loan for $2.0 million in Fresno County. This loan was included in non-performing assets at March 31, 2008 and during the second quarter was paid down by $1.7 million.

Also included in the non-performing loans was a construction loan totaling $1.8 million as of June 30, 2008. The loan is secured by three completed luxury homes in the hills of the East Bay region of the San Francisco Bay area. This loan was included in non-performing assets at March 31, 2008 and during the second quarter the Company charged-off $792,000. As such, this loan no longer had an indicated potential loss exposure and did not require an impairment reserve. The three other relationships comprising the balance of non-performing loans at June 30, 2008 consisted of two SBA loans totaling $402,000 and a technology division relationship consisting of three loans totaling approximately $500,000 secured by accounts receivable and business assets.

At June 30, 2008, the allowance for loan and lease losses included approximately $1.8 million representing the estimated impairment related to nonperforming loans.

The Company’s loan charge-offs totaled $885,000 during the second quarter ended June 30, 2008 compared to $943,000 for the same period one year earlier. The Company recognized $1,000 in loan recoveries and no loan recoveries for the three months ended June 30, 2008 and 2007, respectively.

“While nonperforming loans increased during the quarter, they are centered in two loans and we believe we have fully accommodated the estimated exposure in the allowance at June 30, 2008,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank. “The increased reserve levels combined with the strength of our capital position and deposit base provide a solid foundation for the future.”

Capital Adequacy

At June 30, 2008, shareholders’ equity totaled $69.1 million, which included approximately $1.9 million in other comprehensive income as the result of increased value of interest rate swaps and the Bank’s investment portfolio. Shareholders’ equity at June 30, 2008 compared to $55.0 million on the same date one year earlier. As a result, the Company’s total risk-based capital ratio, tier one capital ratio, and leverage ratio of 11.72%, 10.47%, and 10.63%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions of 10.00%, 6.00%, 5.00%, respectively.

Conference Call and Webcast

Management will host a conference call tomorrow, July 18, 2008 at 9:00 a.m. Eastern time/6:00 a.m. Pacific time to further discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800.891.6020 from the United States, or 702.696.4830 from outside the United States. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800.642.1687 from the United States, or 706.645.9291 from outside the United States, and entering reservation code 55037290. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Administrative Officer, Chief Financial Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements describe future plans, strategies, and expectations, and are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Bank, the banking industry and general economic conditions. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.

These risks and uncertainties include, but are not limited to: (1) competitive pressures in the banking industry; (2) changes in interest rate environment; (3) general economic conditions, nationally, regionally, and in operating markets; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets; (7) future credit loss experience; (8) the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control; (9) civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; and (10) the involvement of the United States in war or other hostilities.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities Exchange Commission.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended			Six months ended
	06/30/08	03/31/08	06/30/07	06/30/08	06/30/07

INTEREST INCOME
Loans	$14,248	$15,227	$15,433	$29,475	$29,617
Federal funds sold	146	177	753	323	1,277
Investment securities available for sale	518	617	750	1,135	1,420
Other	36	-	-	36	-
Total interest income	14,948	16,021	16,936	30,969	32,314

INTEREST EXPENSE
Deposits:
Interest-bearing demand	3	4	10	7	23
Money market and savings	1,997	2,581	3,628	4,578	6,625
Certificates of deposit	941	1,088	1,112	2,029	2,268
Other	283	315	260	599	520
Total interest expense	3,224	3,988	5,010	7,213	9,436

Net interest income	11,724	12,033	11,926	23,756	22,878
Provision for credit losses	1,200	2,370	1,000	3,570	1,200
Net interest income after provision for credit losses	10,524	9,663	10,926	20,186	21,678

NON-INTEREST INCOME
Service charges on deposit accounts	258	229	181	487	332
Gain on sale of SBA loans	186	283	1,890	469	2,622
Other non-interest income	1,271	1,159	542	2,430	953
Total non-interest income	1,715	1,671	2,613	3,386	3,907

OPERATING EXPENSES
Salaries and benefits	5,912	5,650	5,265	11,562	10,267
Premises and fixed assets	1,156	1,105	1,026	2,261	1,975
Other	2,443	1,981	2,131	4,424	4,034
Total operating expenses	9,511	8,736	8,422	18,247	16,276

Income before income taxes	2,728	2,598	5,117	5,325	9,309
Income taxes	1,124	1,076	2,134	2,199	3,882
NET INCOME	$1,604	$1,522	$2,983	$3,126	$5,427

EARNINGS PER SHARE
Basic earnings per share	$0.25	$0.24	$0.47	$0.49	$0.85
Diluted earnings per share	$0.23	$0.22	$0.43	$0.45	$0.78
Average common shares outstanding	6,492,647	6,434,900	6,381,493	6,463,773	6,356,192
Average common and equivalent shares outstanding	6,861,043	6,954,014	6,933,273	6,909,913	6,908,338

PERFORMANCE MEASURES
Return on average assets	0.80%	0.79%	1.57%	0.79%	1.51%
Return on average equity	9.30%	9.07%	22.09%	9.19%	20.85%
Efficiency ratio	70.77%	63.75%	57.93%	67.23%	60.77%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	06/30/08	03/31/08	12/31/07	09/30/07	06/30/07

ASSETS
Cash and due from banks	$31,458	$25,138	$27,440	$19,076	$21,274
Federal funds sold	12,765	16,880	13,395	70,155	39,790
Interest-bearing deposits	5,606	-	-	-	-
Investment securities available for sale	28,879	46,823	55,482	66,071	73,362
Loans:
Commercial	293,034	271,390	272,660	264,360	258,978
SBA	64,725	61,472	56,945	63,205	56,176
Real estate construction	99,712	85,522	85,378	83,030	104,652
Land development	60,117	60,783	56,196	58,938	52,733
Real estate other	132,341	128,134	114,846	85,500	81,566
Factoring and asset-based lending	46,819	53,108	57,662	43,942	42,683
Other	12,048	10,898	9,042	12,231	9,341
Loans, gross	708,796	671,307	652,729	611,206	606,129
Unearned fee income	(2,071)	(1,664)	(1,856)	(1,616)	(1,483)
Allowance for credit losses	(11,294)	(10,978)	(8,608)	(8,003)	(7,590)
Loans, net	695,431	658,665	642,265	601,587	597,056
Premises and equipment, net	5,093	5,045	5,005	4,618	4,966
Accrued interest receivable	3,325	4,074	4,400	4,748	4,608
Other assets	27,795	28,381	26,845	23,622	22,741
Total assets	$810,352	$785,006	$774,832	$789,877	$763,797

LIABILITIES
Deposits:
Demand noninterest-bearing	$229,329	$200,567	$198,641	$201,133	$218,651
Demand interest-bearing	4,439	4,587	5,350	4,271	4,563
Money market and savings	386,332	386,369	372,923	418,503	372,470
Time	96,714	97,719	94,442	78,943	85,442
Total deposits	716,814	689,242	671,356	702,850	681,126

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	-	10,000	-	-
Accrued interest payable	224	190	210	298	276
Other liabilities	6,674	9,176	10,655	9,187	9,882
Total liabilities	741,239	716,135	709,748	729,862	708,811

SHAREHOLDERS' EQUITY
Common stock	38,703	38,040	37,697	36,888	36,466
Retained earnings	28,535	26,931	25,409	22,722	19,970
Accumulated other comprehensive (loss)	1,875	3,900	1,978	405	(1,450)
Total shareholders' equity	69,113	68,871	65,084	60,015	54,986
Total liabilities and shareholders' equity	$810,352	$785,006	$774,832	$789,877	$763,797

CAPITAL ADEQUACY
Tier I leverage ratio	10.63%	10.52%	10.66%	10.20%	10.13%
Tier I risk-based capital ratio	10.47%	10.47%	10.54%	10.68%	10.48%
Total risk-based capital ratio	11.72%	11.72%	11.67%	11.80%	11.56%
Total equity/ total assets	8.53%	8.77%	8.40%	7.60%	7.20%
Book value per share	$10.50	$10.58	$10.04	$9.32	$8.56

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended June 30,
	2008			2007

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$688,358	8.32%	$14,248	$592,461	10.45%	$15,433
Federal funds sold	27,876	2.11%	146	57,851	5.22%	753
Investment securities	41,973	4.96%	518	58,615	5.13%	750
Other	4,369	3.31%	36	-	0.00%	-
Total interest earning assets	762,576	7.88%	14,948	708,927	9.58%	16,936

Noninterest-earning assets:
Cash and due from banks	20,546			29,985
All other assets (3)	23,570			20,993
TOTAL	$806,692			$759,905

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,519	0.22%	$3	$5,408	0.74%	$10
Money market and savings	381,882	2.10%	1,997	376,293	3.87%	3,629
Time	97,726	3.87%	941	91,712	4.86%	1,111
Other	21,834	5.21%	283	17,527	5.95%	260
Total interest-bearing liabilities	506,961	2.56%	3,224	490,940	4.09%	5,010

Noninterest-bearing liabilities:
Demand deposits	220,572			205,360
Accrued expenses and other liabilities	9,789			9,434
Shareholders' equity	69,370			54,171
TOTAL	$806,692			$759,905

Net interest income and margin		6.18%	$11,724		6.75%	$11,926

(1)	Loan fee amortization of $1.4 million and $1.5 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $11.0 million and $7.5 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Six months ended June 30,
	2008			2007

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$674,220	8.79%	$29,475	$568,542	10.45%	$29,617
Federal funds sold	26,028	2.50%	323	49,241	5.20%	1,277
Investment securities	45,937	4.97%	1,135	55,883	5.10%	1,420
Other	2,188	3.31%	36	-	0.00%	-
Total interest earning assets	748,373	8.32%	30,969	673,666	9.62%	32,314

Noninterest-earning assets:
Cash and due from banks	19,521			30,426
All other assets (3)	24,612			20,116
TOTAL	$792,506			$724,208

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,236	0.27%	$7	$5,462	0.84%	$23
Money market and savings	374,902	2.46%	4,578	346,552	3.83%	6,625
Time	97,872	4.17%	2,029	94,855	4.80%	2,268
Other	22,588	5.33%	599	17,527	5.95%	520
Total interest-bearing liabilities	500,598	2.90%	7,213	464,396	4.07%	9,436

Noninterest-bearing liabilities:
Demand deposits	212,880			197,723
Accrued expenses and other liabilities	10,609			9,602
Shareholders' equity	68,419			52,487
TOTAL	$792,506			$724,208

Net interest income and margin		6.38%	$23,756		6.81%	$22,878

(1)	Loan fee amortization of $3.1 million and $2.8 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $9.9 million and $7.4 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	06/30/08	03/31/08	12/31/07	09/30/07	06/30/07

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$10,978	$8,608	$8,003	$7,590	$7,533
Provision for credit losses, quarterly	1,200	2,370	600	475	1,000
Charge-offs, quarterly	(885)	-	-	(312)	(943)
Recoveries, quarterly	1	-	5	250	-
Balance, end of period	$11,294	$10,978	$8,608	$8,003	$7,590

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$22,290	$15,578	$4,914	$-	$-
Loans restructured and in compliance with modified terms	-	-	-	-	-
Other loans with principal or interest contractually past due 90 days or more	-	-	-	-	-
Nonperforming loans	22,290	15,578	4,914	-	-
Other real estate owned	979	348	425	425	425
Nonperforming assets	$23,269	$15,926	$5,339	$425	$425

ASSET QUALITY
Allowance for credit losses / gross loans	1.59%	1.64%	1.32%	1.31%	1.25%
Allowance for credit losses / nonperforming loans	50.67%	70.47%	175.17%	0.00%	0.00%
Nonperforming assets / total assets	2.87%	2.03%	0.69%	0.05%	0.06%
Nonperforming loans / gross loans	3.14%	2.32%	0.75%	0.00%	0.00%
Net quarterly charge-offs / gross loans	0.12%	0.00%	0.00%	0.01%	0.16%